EXHIBIT 10.2

Media Placement Services Agreement

This Media Placement Services Agreement (this “Agreement”) is made as of the 29th day of September, 2008, by and between Alloy, Inc., a Delaware corporation (“Alloy”) and dELiA*s, Inc., a Delaware Corporation (“Buyer”). The “Effective Date” of this Agreement shall be February 1, 2009; provided, however, that this Agreement shall not become effective unless the closing under the Intellectual Property Purchase Agreement, dated as of September 29, 2008, by and among Alloy, Buyer and Skate Direct, LLC has occurred prior to the Effective Date.

Whereas, Buyer desires to purchase certain media from Alloy and certain subsidiaries of Alloy and Alloy desires to sell such certain media to Buyer, all as more specifically set forth on the terms and conditions set forth herein.

Now therefore on the terms and conditions set forth herein and for good, valuable and other consideration, the parties intending to be legally bound agree as follows:

1. Media Services.

(a) During the Term of this Agreement, Buyer agrees to purchase, and Alloy agrees on behalf of itself and its subsidiaries, to make available to Buyer, that certain remnant media set forth on Exhibit A attached hereto for the purpose of advertising and promoting Buyer products and services (the “Media Services”).

(b) The Media Services provided by Alloy shall be priced at a thirty percent (30%) discount to the rates for such Media Services as set forth on Exhibit A attached hereto, which shall be reviewed by Alloy and Buyer once per year during the Term; provided, however, that the then prevailing rates for such Media Services, with the 30% discount applied thereto, shall be the basis for such review. Buyer agrees to purchase from Alloy no less than, and Alloy agrees to use commercially reasonable efforts to make available to Buyer at least, but in all cases subject to availability:

(i)	one million two hundred thousand dollars ($1,200,000) of Media Services during the period commencing on the Effective Date and terminating on the first anniversary of the Effective Date;

(ii)	one million one hundred thousand dollars ($1,100,000) of Media Services during the period commencing on the day after the first anniversary date of the Effective Date and terminating on the second anniversary of the Effective Date; and

(iii)	one million dollars ($1,000,000) of Media Services during the period commencing on the day after the second anniversary date of the Effective Date and terminating on the third anniversary of the Effective Date.

For purposes of this Agreement, the amounts referred to above shall be “Media Fees”. In the event Alloy is unable to provide Media Services equal to the value of the Media Fees (taking into account the 30% discount) due to lack of availability, Buyer shall be entitled to carry over the unused portion of the Media Fees to the next available period until fully utilized, with the understanding that any Media Services are subject to continuing availability.

Alloy/AMP Standard Media Services Agreement	Page 1 of 9

(c) Buyer and Alloy shall determine no less than once every three months the type of Media Services to be provided during the following three months, with the understanding that (i) such program shall be documented in an insertion order, e-mail or other written communication with the general substance in the form attached hereto as Exhibit B to be signed or otherwise acknowledged by the parties hereto and (ii) any and all such Media Services are subject to change based on availability and Alloy client demands.

(d) Buyer shall, in its sole discretion, subject to availability, have the option of applying the Media Fees to the purchase of non-remnant media, and Alloy shall provide to Buyer any such non-remnant media elected to be purchased by Buyer, in which case such non-remnant media shall be billed at Alloy’s then rate card.

2. Term and Termination.

(a) This Agreement shall commence on the Effective Date and terminate on the three year anniversary of the Effective Date (the “Term”), unless insufficient remnant media was available during the Term in which case the Term shall be extended until all Media Fees have been depleted or unless terminated sooner in accordance with the terms and conditions set forth hereunder. This Agreement is non-terminable except:

(i)	upon mutual agreement of the parties; or

(ii)	by one party, if the other party becomes insolvent, makes a general assignment for the benefit of creditors, files a voluntary petition in bankruptcy, suffers or permits the appointment of a receiver for its business or assets, becomes subject as a bankrupt to any proceedings under any bankruptcy or insolvency law, whether domestic or foreign, or has wound up or liquidated its business voluntarily or otherwise.

In the event of any early termination, Buyer shall be liable for promptly paying to Alloy that portion of the Media Fee in connection with Media Services provided by Alloy through the termination date and all costs incurred by Alloy, to the extent not offset by Media Fees previously paid, through the termination date.

3. Payment of Fees.

(a) The Media Fees shall be payable quarterly in advance as follows:

Due Date:	Amount
February 1, 2009:	$300,000
May 3, 2009:	$300,000
August 2, 2009:	$300,000
November 1, 2009:	$300,000
January 31, 2010:	$275,000
May 2, 2010:	$275,000
August 1, 2010:	$275,000
October 31, 2010:	$275,000
January 30, 2011:	$250,000
May 1, 2011:	$250,000
July 31, 2011:	$250,000
October 30, 2011	$250,000

Alloy/AMP Standard Media Services Agreement	Page 2 of 9

(b) Alloy shall hold the Media Fees on Buyer’s account and shall offset the cost of the Media Services provided by Alloy against such Media Fees until such Media Fees have been depleted. Alloy shall provide Buyer with a quarterly statement no later than 30 days after the end of each calendar quarter showing the amount of Media Fees received against the amount of Media Services provided.

(c) To the extent reasonably requested by Buyer, Alloy may produce, create or otherwise develop creative material to be used in connection with the Media Services and incur costs, in which case Buyer shall be responsible for any and all actual, reasonable costs incurred by Alloy in connection with such services. Alloy shall invoice Buyer on a quarterly basis any and all such costs incurred pursuant to this Agreement, which invoices Buyer shall pay within thirty (30) days of receipt; provided, however, the parties understand and agree that creative costs incurred by Alloy may not be offset against Media Fees.

(d) Any balances outstanding more than 30 days beyond the date due shall accrue interest at the rate of one and one-half percent (1.50%) per month.

4. Relationship between the parties. Alloy is and shall be an independent contractor, and neither party shall be deemed a joint venturer, partner, employee, associate, or agent with or of the other. Without limiting the generality of the foregoing, neither party shall have any right, power or authority to bind the other or to assume, create, or incur any expenses, liability or obligation, express or implied, on behalf of the other. Each party shall be solely and exclusively responsible for any and all state and federal taxes, withholding, FICA, FUTA, or other tax payments and other benefits payable on behalf of or related to the applicable party’s employees. Alloy may, at its sole cost and expense, employ such employees, agents and/or representatives and re-allocate any budget amounts as it, in its sole discretion, deems necessary, appropriate or convenient in order to perform the services hereunder.

5. Buyer Materials and Ownership.

(a) Buyer shall supply to Alloy any artwork, logos, images or other written, graphic or pictorial materials (the “Buyer Materials”) which Alloy may reasonably require in connection with the performance of the Media Services, unless otherwise agreed to by the parties. Furthermore, Buyer hereby gives and grants to Alloy a limited non-exclusive license and right to utilize, display, and reproduce any and all of the Buyer Materials solely in connection with the performance of services contemplated by this Agreement. Buyer covenants that the Buyer Materials supplied to and utilized by Alloy will not infringe upon or violate any third party rights.

Alloy/AMP Standard Media Services Agreement	Page 3 of 9

(b) Unless otherwise agreed to by the parties in writing, all materials prepared by Alloy or any third party at the request of Alloy exclusively for Buyer in connection with this Agreement, including, without limitation, domain names, URL’s, artwork, logos, photographs, sound recordings, graphics, video, text, underlying computer program application, website application, data collection application, business technique and methodology shall be works for hire and the property of Buyer from inception. In the event any such item is ever deemed to not be a work for hire by any court or other body of competent jurisdiction, Alloy hereby, and shall ensure that any third party which it engages hereunder also hereby, assigns all right, title and interest in and to such items to Buyer, and waives all moral rights.

6. Confidential Information.

(a) During the Term of this Agreement, one party hereto (the “Disclosing Party”) may disclose to the other party (“Recipient”) confidential and proprietary information in connection with the performance of this Agreement, and Recipient may otherwise discover information about the Disclosing Party in connection with this Agreement. All such information about the Disclosing Party and its affiliates and subsidiaries, including but not limited to technical and business information relating to products, and marketing and future business plans, shall be deemed “Confidential Information.” All Confidential Information shall remain the sole property of Disclosing Party and Recipient shall have no rights to or in the Confidential Information. Recipient shall hold the Confidential Information in strict confidence. Recipient shall not make any disclosure of the Confidential Information (including methods or concepts utilized in the Confidential Information) to anyone without the express written consent of Disclosing Party, except to employees, consultants or agents to whom disclosure is necessary to the performance of the parties’ obligations under this Agreement and who shall be bound by the terms hereof, to governmental agencies in connection with regulatory disclosures or to the extent it is required to disclose such information in the context of any administrative or judicial proceeding, provided that prior written notice of such disclosure and an opportunity to oppose or limit disclosure is given to Disclosing Party.

(b) Notwithstanding the foregoing, Recipient shall have no obligation under this Agreement with respect to any Confidential Information disclosed to it which (i) Recipient can demonstrate was already known to it at the time of its receipt hereunder; (ii) is or becomes generally available to the public other than by means of Recipient’s breach of its obligations under this Agreement; (iii) is independently obtained from a third party whose disclosure violates no duty of confidentiality; or (iv) is independently developed by or on behalf of Recipient without use of or reliance on any Confidential Information furnished to it under this Agreement.

(c) The Buyer recognizes that Alloy has developed and may develop certain unique and proprietary promotional ideas and programs and Alloy Applications (together “Alloy Programs”) which may be disclosed to the Buyer or implemented by Alloy for the benefit of the Buyer during the course of this project and, accordingly, all such Alloy Programs shall be deemed Confidential Information.

(d) Each party acknowledges that its breach of this Section 6 will cause irreparable damage that cannot be calculated or that cannot be adequately compensated for by money damages and, accordingly, the other party shall be entitled to seek injunctive relief under this Agreement, as well as such further relief as may be granted by a court of competent jurisdiction.

Alloy/AMP Standard Media Services Agreement	Page 4 of 9

(e) The foregoing restrictions shall continue to apply for a period of two (2) years after the expiration or termination of this Agreement, other than with respect to Alloy Programs, which shall survive indefinitely.

7. Representations and Warranties.

(a) Alloy represents and warrants that:

i) it has the full power and authority to enter into this Agreement and fully perform all of its obligations and grant all necessary rights hereunder without violating the legal or equitable rights of any third party;

ii) other than with respect to any Buyer Materials provided to Alloy by Buyer or any Buyer agent, for the purposes contemplated by this Agreement, none of the (A) Media Services, (B) non-remnant media covered by Section 1(d), or (C) material covered by Section 3(c) or Section 5(b) does or will violate or infringe upon the rights of any third party, or contain any material that is obscene, defamatory, libelous, slanderous or injurious to the user; and

iii) the services provided by Alloy pursuant to this Agreement shall be in compliance with all applicable federal, state and local laws, rules and regulations.

b) Buyer represents and warrants that:

i) it has the full power and authority to enter into this Agreement and fully perform all of its obligations and grant all necessary rights hereunder without violating the legal or equitable rights of any third party;

ii) none of the Buyer Material delivered by Buyer to Alloy pursuant to this Agreement during the Term, or any permitted use thereof by Alloy or its grantees, licensees or assigns pursuant to this Agreement, will or does violate or infringe upon the rights of any third party, or contain any material that is obscene, defamatory, libelous, slanderous or injurious to the user.

iii) the services and products (if any) provided by Buyer pursuant to this Agreement, shall be in compliance with all applicable federal, state and local laws, rules and regulations.

c) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PARTIES MAKE NO OTHER WARRANTIES HEREUNDER AND EXPRESSLY DISCLAIM ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

8. Indemnity.

(a) Each party agrees to indemnify, defend, protect, and hold harmless the other party and its parent, subsidiaries and affiliates and its and their respective directors, officers, employees, agents, subcontractors, and representatives of each of the foregoing (collectively, the “Representatives”) from and against any and all claims, actions, causes of action, damages, losses, charges, costs,

Alloy/AMP Standard Media Services Agreement	Page 5 of 9

liabilities (including, but not limited to, reasonable attorney’s fees), and expenses including judgments, fines, penalties, amounts paid in settlement (collectively “Damages”) which may be made or brought against the other party or its Representatives or which the other party or its Representatives may suffer or incur directly or indirectly as a result of, in respect of, in connection with, arising out of or in any way related to any non-fulfillment of any term, covenant, agreement or breach of any representation, warranty or covenant of the indemnifying party under this Agreement. The parties’ indemnification obligations shall survive termination or expiration of this Agreement.

(b) Each party’s rights as the indemnified party (“Indemnitee”) require that (i) the indemnifying party (the “Indemnitor”) be promptly notified in writing of any relevant claim or suit, (ii) the Indemnitor have the sole control of the defense and/or settlement thereof provided it selects counsel reasonably acceptable to Indemnitee, (iii) the Indemnitee furnishes to the Indemnitor, on request, information available to the Indemnitee for such defense, and (iv) the Indemnitee cooperates in any defense and/or settlement thereof as long as the Indemnitor pays all of the Indemnitee’s reasonable out of pocket expenses and attorneys’ fees. The Indemnitee shall not admit or settle any such claim without prior consent of the Indemnitor. The Indemnitee shall have the right to participate in the defense of any proceeding with counsel of its own choice at its own expense.

9. Limitation of Liability. Neither party shall be liable to the other for any incidental, consequential, special, or punitive damages or lost or imputed profits or royalties arising out of this Agreement or its termination, whether for breach of warranty or any obligation arising therefrom or otherwise, whether liability is asserted in contract or tort (including negligence and strict product liability) and irrespective of whether a party has advised or has been advised of the possibility of any such loss or damage, except with respect to claims for which indemnification is sought. Each party hereby waives any claims that these exclusions deprive it of an adequate remedy.

10. Dispute Resolution. In connection with any dispute arising under this Agreement, the parties agree to first attempt to settle such dispute through good-faith negotiation prior to initiating litigation.

11. Notices. Any notice required or permitted hereunder shall be in writing and shall be delivered personally, sent by certified or registered mail or through overnight courier. Any such notice shall be deemed given when so delivered personally, or, if mailed by certified or registered mail, three (3) days after the date of deposit in the United States mail, or, if deliverable by overnight courier, one (1) day after the date of deposit with a reputable overnight mail service. Each such notice shall be sent to the address of the party set forth below (or such other address as shall have been specified by notice hereunder):

(a) if to Buyer:

dELiA*s, Inc.

50 West 23rd Street

New York, New York 10010

Attention: General Counsel

Alloy/AMP Standard Media Services Agreement	Page 6 of 9

with a copy to:

Olshan Grundman Frome Rosenzweig & Wolosky LLP

Park Avenue Tower

65 East 55th Street

New York, New York 10022

Attention: Steven Wolosky, Esq.

(b) if to Alloy:

Alloy, Inc.

151 West 26th Street, 11th Floor

New York, New York 10001

Attention: CEO

with a copy to:

Alloy, Inc.

151 West 26th Street, 11th Floor

New York, New York 10001

Attention: General Counsel

Notwithstanding the foregoing, routine requests for approvals and replies, and other routine communications between the parties in connection with this Agreement may be made by electronic mail.

12. Entire Agreement; Amendment; Counterpart; Waiver; Severability; Survival. This Agreement (a) constitutes the entire agreement between the parties with respect to its subject matter and supercedes all prior written or oral understandings with respect thereto; (b) may not be amended or modified in any respect except in writing by both parties; and (c) may be executed in counterparts and/or with facsimile signatures and transmitted in digital form (e.g. .pdf), each of which shall be deemed to be an original and all of which together shall be deemed to one and the same instrument. A waiver of performance or breach of any provision of this Agreement must be in writing and shall not constitute a waiver of any subsequent performance or breach of the same or any other provision. If any provision of the Agreement shall be declared void, illegal or unenforceable, the remainder of this Agreement shall be valid and enforceable to the extent permitted by law. The provisions of sections 2, 5(b), 6, 8, 9, 11, 12, 13, 14 and 17 as well as any provisions of the Agreement or its attached schedules and exhibits (if any) reasonably intended to survive such termination or expiration, shall survive the termination or expiration of this Agreement.

13. Governing Law and Jurisdiction. This Agreement shall be governed and interpreted in accordance with the laws of the State of New York, without regard to the conflict-of-law rules thereof. The parties hereby consent to the exclusive jurisdiction of the courts of the State of New York for resolutions of all claims, difference and disputes which the parties may have regarding this Agreement. In the event of a dispute between the parties not otherwise resolved by good-faith negotiations, the prevailing party in such a dispute shall be entitled to attorneys’ fees and reimbursement for expenses incurred in connection therewith.

Alloy/AMP Standard Media Services Agreement	Page 7 of 9

14. Assignment. Neither party may assign this Agreement, and its rights, licenses and obligations hereunder without the prior written approval of the other, which approval shall not be unreasonably withheld or delayed, except that (i) a party may assign this Agreement without consent of the other to any affiliate or acquirer of all or of substantially all of its equity securities, assets or business relating to the subject matter of this Agreement and (ii) Alloy may delegate its obligations under this Agreement to one or more affiliates or third parties, subject to the prior approval of Buyer, not to be unreasonably withheld or delayed; provided that no such delegation shall relieve Alloy of any of its obligations or liabilities hereunder.

15. Force Majeure. No delay or failure by the parties hereto in the performance of any obligation of this Agreement shall be deemed a breach of this Agreement nor shall it create a liability, if the same shall arise by reason of any cause beyond the reasonable control of the affected party, including, but not limited to, labor disputes, strikes, wars, riots, terrorism, insurrection, accident, utility failures, government regulations, fire, flood, storm, or any other acts of God, provided that the party so affected shall use its best efforts to avoid or remove such cause of nonperformance and shall continue performance hereunder as soon as practicable. In the event such cause occurs and exceeds thirty (30) calendar days, the party so affected may cancel this Agreement upon written notice and without further liability, with the exception that the Buyer shall pay to Alloy all amounts due up and through the date of cancellation pursuant to the terms and conditions of this Agreement.

16. Conflict of Forms. In the event the terms and conditions of the Agreement (including Schedules/Exhibits) are inconsistent with the terms of an insertion order, then the terms of the Agreement shall prevail.

Alloy/AMP Standard Media Services Agreement	Page 8 of 9

17. Publicity. No public statements concerning the terms of this Agreement shall be made or released to any medium except with the prior approval of each party, which shall not be unreasonably withheld, or except as such disclosure is required by law. Notwithstanding anything to the contrary herein, Buyer agrees that Alloy may identify Buyer as a client and describe the Media Services and the related promotion programs in any marketing materials and presentations prepared by Alloy.

Alloy, Inc.

/s/ Gina DiGioia
By:	Gina DiGioia

Its:	General Counsel

dELiA*s, Inc.

/s/ Robert E. Bernard
By:	Robert E. Bernard

Its:	Chief Executive Officer

Alloy/AMP Standard Media Services Agreement	Page 9 of 9